EXHIBIT 11

                DDL ELECTRONICS, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER SHARE
                            (Unaudited)

                                                Three Months Ended
                                                   September 30,
                                             ------------------------
                                              1996              1995
                                             ------            ------
    PRIMARY EARNINGS PER SHARE:

Net income (loss)                        $  (725,000)      $ 1,084,000
                                          ==========        ==========
Weighted average number of
common shares outstanding                 23,017,458        16,200,911

Assumed exercise of options and warrants
 net of shares assumed reacquired              -               641,822
                                          ----------        ----------
Average common shares and common
 share equivalents                        23,017,458        16,842,733
                                          ==========        ==========

Earnings (loss) per share                     $(0.03)           $ 0.06
                                                ====              ====


    FULLY DILUTED EARNINGS PER SHARE:

Net income (loss)                        $  (725,000)      $ 1,084,000
Add back net interest related to
 convertible subordinated debentures          34,000            34,000
                                          ----------        ----------

Net income (loss) for
 fully diluted computation               $  (691,000)      $ 1,118,000
                                          ==========        ==========
Weighted average number of common
shares outstanding                        23,017,458        16,200,911

Assumed exercise of options and warrants
net of shares assumed reacquired
under treasury stock method using
period end market price, if higher
than average market price                    309,562           689,195

Assumed conversion of convertible
subordinated debentures                      310,206           699,206
                                          ----------        ----------
Average fully diluted shares              23,637,226        17,589,312
                                          ==========        ==========

Earnings (loss) per share                     $(0.03)           $ 0.06
                                                ====              ====